UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2024

Viad Corp

(Exact name of registrant as specified in its charter)

Delaware	001-11015	36-1169950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 East 1st Avenue
Scottsdale, Arizona		85251-4304
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 207-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.50 Par Value	VVI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Transition

On December 16, 2024, the Viad Corp (the “Company”) Board of Directors (the “Board”) appointed Michael “Bo” Heitz to serve as the Company’s Chief Financial Officer, effective upon the filing of the Company’s Form 10-K for the fiscal year ending December 31, 2024 (the “Effective Date”), contingent upon the closing of the sale of the Company’s GES business (the “GES Closing”). Mr. Heitz will succeed Ellen Ingersoll, Chief Financial Officer of the Company, who will step down from her role at the Company, effective as of the Effective Date and contingent upon the GES Closing, and will continue to serve in an advisory role through March 31, 2025. Ms. Ingersoll’s departure is not due to any disagreement with the Company on any matter relating to the Company's financial statements, internal control over financial reporting, operations, policies or practices. Mr. Heitz commenced his employment with the Company on December 16, 2024 in the role of Chief Financial Officer of the Company’s Pursuit business.

Mr. Heitz, 37, most recently served in various roles at Vail Resorts, Inc. (NYSE: MTN) from October 2014 to November 2024, including Vice President of Corporate & Mountain Finance (December 2023 to November 2024), Vice President of Strategic Development, Investor Relations & Corporate FP&A (May 2020 to December 2023) and Vice President of Strategic Development, Investor Relations & Treasury (October 2019 to May 2020). Prior to joining Vail Resorts, Inc., he worked in private equity investing at The Riverside Company and in investment banking at William Blair & Company.

Mr. Heitz’s compensation in the role of Chief Financial Officer of Pursuit will include: (i) an annual base salary of $400,000; (ii) an annual cash incentive bonus with a target bonus opportunity of 75% of annual base salary, with the actual amount earned ranging from 0% to 175% of target based on actual achievement against performance metrics to be established by the Board or the Human Resources Committee; (iii) a 2025 annual long-term equity incentive award with an aggregate grant value of $500,000 on January 2, 2025, approximately 70% of which will be subject to performance-based vesting and approximately 30% of which will be subject to time-based vesting; (iv) a new hire restricted stock unit award with an aggregate grant value of $250,000 on December 16, 2024; and (v) participation in the Company’s employee benefit and welfare plans. The Company expects that the foregoing compensation package will remain unchanged when Mr. Heitz commences service as the Company’s Chief Financial Officer on the Effective Date.

There are no other arrangements or understandings between Mr. Heitz and any other persons pursuant to which Mr. Heitz is being appointed as the Company’s Chief Financial Officer. Mr. Heitz does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Heitz does not have any direct or indirect interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Ms. Ingersoll’s departure will constitute a termination of employment without “cause” effective as of the Effective Date for purposes of any employment, equity compensation or benefit agreement, plan or arrangement of the Company and its subsidiaries to which Ms. Ingersoll is a party or otherwise participates, including the Company’s Executive Officer Pay Continuation Policy (the “Pay Continuation Policy”). Accordingly, subject to Ms. Ingersoll’s execution and non-revocation of a separation agreement containing a release of claims against the Company (the “Release Requirement”), Ms. Ingersoll will receive severance benefits consistent with the Pay Continuation Policy for a termination of employment without “cause,” which severance benefits are described in more detail in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 2, 2024, which description is incorporated by reference herein. In addition, subject to satisfaction of the Release Requirement, Ms. Ingersoll will receive, among other things, a pro rata portion of her cash bonus under the Company’s Management Incentive Plan for the year ending December 31, 2025, based on actual Company performance and payable at the same time other employees receive their 2025 annual bonuses, no later than March 15, 2026.

Chief Accounting Officer Departure

Leslie Striedel, the Company’s Chief Accounting Officer, will step down from her role at the Company, effective June 30, 2025, contingent upon the GES Closing. Ms. Striedel’s departure is not due to any disagreement with the Company on any matter relating to the Company's financial statements, internal control over financial reporting, operations, policies or practices. The Company will provide updates regarding a succession plan for Ms. Striedel and the transition of her current responsibilities at a later date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viad Corp
(Registrant)

Date: December 18, 2024	By:	/s/ Jonathan A. Massimino
Jonathan A. Massimino
	Title:	General Counsel & Corporate Secretary